Exhibit 21

                              LIST OF SUBSIDIARIES*

                                                  STATE OR OTHER JURISDICTION OF
NAME OF SUBSIDIARY                                INCORPORATION OR ORGANIZATION
------------------                                -----------------------------

Ecogen-Bio Inc.                                                  Delaware

Ecogen Investments Inc.                                          Delaware

Ecogen Technologies I Incorporated                               Delaware

* All of the subsidiaries listed above are wholly-owned subsidiaries with the exception of Ecogen Technologies I Incorporated of which Ecogen Inc. owns approximately 70% of the outstanding common stock.